Exhibit 99.1

MAF Bancorp, Inc.

FOR IMMEDIATE RELEASE

FOR:                      MAF Bancorp, Inc.                                        EFC Bancorp, Inc.
                               55th Street & Holmes Avenue                       1695 Larkin Avenue
                               Clarendon Hills, IL 60514                             Elgin, IL 60123

CONTACTS:       Jerry A. Weberling, EVP and                          Leo M. Flanagan, Jr.
                                Chief Financial Officer                                     Chairman of the Board
                              (630) 887-5999                                                 (847) 742-6100

                              Michael J. Janssen                                           Barrett J. O'Connor
                                 Senior Vice President                                      Chief Executive Officer
                              (630) 986-7544                                                (847) 741-3900

MAF BANCORP, INC. ANNOUNCES PRELIMINARY RESULTS OF
EFC BANCORP, INC. MERGER CONSIDERATION ELECTIONS

Clarendon Hills, Illinois, January 4, 2006 – MAF Bancorp, Inc. (NASDAQ: MAFB) and EFC Bancorp, Inc. (AMEX: EFC) jointly announced today the preliminary results of the merger consideration elections by EFC stockholders.

EFC stockholders were entitled to elect to receive either .8082 shares of MAF stock for each share of EFC stock they hold, or cash in the amount of $34.69, without interest, for each such share, or a combination thereof, subject to the election and proration procedures detailed in the merger agreement dated as of June 29, 2005 between MAF and EFC.

The number of shares requested in stock elections received prior to the election deadline on December 14, 2005, exceeded the maximum number of shares to be issued under the terms of the merger agreement. Under the proration procedures set forth in the merger agreement, it is expected that EFC stockholders who made stock elections or mixed elections would receive approximately 96% of the stock they elected to receive and will receive the balance of their consideration in cash. After the merger, it is anticipated that EFC stockholders who made a cash election or made no election will receive all cash consideration in the amount of $34.69 per share of EFC stock they hold.

The exact proration calculation will be completed as soon as possible after consummation of the merger based upon the then outstanding shares of EFC stock. The merger has been approved by EFC stockholders and is currently expected to close at the end of January 2006, subject to receipt of all necessary regulatory approvals.

A more complete description of the proration mechanisms applicable to elections is contained in the proxy statement/prospectus dated November 7, 2005, and in the election materials previously mailed to EFC stockholders, all of which are on file with the SEC and available at www.sec.gov.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank headquartered in Clarendon Hills, Illinois. At September 30, 2005, MAF had assets of

$10.3 billion, deposits of $6.1 billion and stockholders’ equity of $966 million. Mid America Bank currently operates a network of 75 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name “St. Francis Bank, a division of Mid America Bank.” MAF’s common stock trades on the NASDAQ Stock Market under the symbol MAFB.

EFC is a state-chartered thrift holding company with assets of $1.0 billion, deposits of $725 million, and stockholders’ equity of $87 million at September 30, 2005. EFC’s stock trades on the American Stock Exchange under the symbol EFC.

Forward-Looking Information

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. MAF and EFC intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of MAF or EFC, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. MAF’s and EFC’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. Neither MAF nor EFC undertakes any obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of MAF and its subsidiaries include, but are not limited to, unanticipated difficulties or delays in obtaining requisite regulatory approval for the transaction, difficulties or delays in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, changes in purchase accounting adjustments and/or amortization periods, unanticipated changes in interest rates or further flattening of the yield curve, deteriorating economic conditions which could result in increased delinquencies in MAF’s or EFC’s loan portfolio, higher than expected overhead, infrastructure and compliance costs needed to support growth in the Company’s operations, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF’s or EFC’s loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF’s and EFC’s market areas, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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